RESEARCH AND LICENSE AGREEMENT

by and between

MERCK & CO., INC.

And

ZNOMICS, INC.

TABLE OF CONTENTS
1.DEFINITIONS	1
2.RESEARCH	5
2.1 General	5
2.2 Conduct of Research	5
2.3 Use of Research Funding	6
2.4 Records and Reports	6
2.5 Research Information and Inventions	7
2.6 Research Term	7
3. EXCHANGE OF INFORMATION; LICENSE;	7
3.1 Procedure for Novel Obesity-related Gene	7
3.2 Exercise of Option	7
3.3 Licenses	7
3.4 Rights of MERCK to an Exclusive License	8
3.5 No Implied Licenses	8
3.6 Bankruptcy	8
4. CONFIDENTIALITY AND PUBUCATION	9
4.1 Nondisclosure Obligation	9
4.2 ZNOMICS Know-How	9
4.3 Publication	10
4.4 Publicity/Use of Names	11
5. PAYMENTS; ROYALTIES AND REPORTS	12
5.1 Research Funding	12
5.2 Payments for ZNOMICS Related Milestones
5.3 License Fees	12
5.3 Payments for MERCK Research Milestones	13
6. REPRESENTATIONS AND WARRANTIES	14
6.1 Representations and Warranties	14
7. PATENT PROVISIONS	14

7.1 Filing, Prosecution and Maintenance of Patents	14
7.2 Option of MERCK to Prosecute and Maintain Patents	15
7.3 Interference, Opposition, Reexamination and Reissue	15
7.4 Enforcement and Defense	16
7.5 Patent Term Restoration	17
8. TERM AND TERMINATION	18
8.1 Term and Expiration	18
8.2 Termination by MERCK	18
8.3 Termination for Cause	18
8.4 Effect of Expiration or Termination; Survival	19
9. MISCELLANEOUS	19
9.1 Force Majeure	19
9.2 Assignment	19
9.3 Severability	20
9.4 Notices	20
9.5 Applicable Law	21
9.6 Dispute Resolution	21
9.7 Entire Agreement; Amendments	22
9.8 Headings	23
9.9 Independent Contractors	23
9.10 Waiver 23
9.11 Cumulative Remedies	23
9.12Waiver of Rule of Construction	23
9.13Counterparts	23

SCHEDULE 1.27 PATENT RIGHTS	25
SCHEDULE 2.1 RESEARCH	25

ii

RESEARCH AND LICENSE AGREEMENT

THIS AGREEMENT, effective as of November 15, 2005 (the "Effective Date"), by and between MERCK & CO., INC., a corporation organized and existing under the laws of New Jersey ("MERCK") and ZNOMICS, INC., a corporation organized and existing under the laws of Delaware ("ZNOMICS").

RECITALS:

WHEREAS, ZNOMICS has developed a Library (as hereinafter defined) for use to identify genes underlying human diseases, ZNOMICS Know-How (as hereinafter defined) and has rights to Patent Rights (as hereinafter defined);

WHEREAS, MERCK and ZNOMICS desire to enter into an agreement to identify and characterize potential novel drug targets upon the terms and conditions set forth herein;

WHEREAS, MERCK desires to obtain a license under the Patent Rights and ZNOMICS Know-How, upon the terms and conditions set forth herein and ZNOMICS desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.           DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1           "Act" shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2           "Affiliate" shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by MERCK; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of MERCK.

1.3           "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.4           "Control" 1 "Controls" or "Controlled by" - shall mean with respect to any item of or right under Patent Rights or ZNOMICS Know-How or MERCK Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement),

or the ability of a Party to grant access to, or a license or sublicense of, such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.5           "Directed" shall mean that a compound or biological modulates the activity of the Target.

1.6           "Druggable Genes" shall mean a Gene encoding for a cell surface receptor, nuclear receptor. ion channel or enzyme.

1.7           "Effective Date" shall mean the date of the last Party to sign this Agreement.

1.8           "Escrow Agent" shall mean a third party that is mutually agreed upon by the Parties and agrees, pursuant to a written agreement, to (a) abide by the confidentiality and non-use provisions of this Agreement; and (b) hold the list of Merck Pre-existing Programs, as updated from time to time, in escrow on behalf of the Parties.

1.9           "Final Report" shall mean the report as more fully described in Section 2.4.3.

1.10           "First Commercial Sale" shall mean, with respect to any Product, the first sale for end use or consumption of such Product in the Territory, excluding, however, any sale or other distribution for use in a Clinical Trial.

1.11           "Full Time Equivalent" or "FTE" shall mean the equivalent of a full-time scientist's work time over a twelve-month period (including normal vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research shall be determined by dividing the number of full days during any twelve-month period devoted by such employee to the Research by the total number of working days during such twelvemonth period.

1.12           "Funded Patent Rights" shall have the meaning set forth in Section 7.1.1.

1.13           "Gene" shall mean a nucleotide sequence that ZNOMICS identifies using the Library. inclUding but not limited to, all expressed variants of such nucleotide sequences.

1.14           "Improvement" means any enhancement, whether or not patentable, made by ZNOMICS or others acting on behalf of ZNOMICS in the identification, use, manufacture or development of Novel Obesity--related Genes, Targets and/or Products.

1.15           "Information" shall mean any and all information and data, including without limitation all MERCK Know-How, ZNOMICS Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.16           "Initiates" shall mean, with respect to a Clinical Trial, the administration of the first dose to a patient in such Clinical Trial.

1.17           "Invention" shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice as a result of the Research.

1.18           "Joint Information and Inventions" shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research developed or invented jointly by employees of MERCK and ZNOMICS or others acting on behalf of MERCK and ZNOMICS.

1.19           "Library" shall mean the proprietary ZNOMICS collection of zebrafish in which Genes are mutated by at least 350,000 viral insertions.

1.20           "Major Market Countries" shall mean the United States, Canada, Japan, and the following EP designated countries: France, Germany, Italy, Spain and the United Kingdom. Each individually, a "Major Market Country."

1.21           "MERCK Information and Inventions" shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, provided by MERCK to ZNOMICS or developed or invented solely by employees of MERCK or other persons not employed by ZNOMICS acting on behalf of MERCK, including but not limited to, all mammalian Druggable Genes identified in the Merck Pre-existing Program.

1.22           "MERCK Know-How" shall mean any information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation MERCK's Information and Inventions and MERCK's rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise, which during the term of this Agreement, (i) are in MERCK's Control, (ii) are not generally known and (iii) are in MERCK's opinion necessary to ZNOMICS in the performance of its obligations under the Research.

1.23           "MERCK Pre-existing Program" shall mean a mammalian Druggable Gene that MERCK has identified in writing to the Escrow Agent as being the subject of an active MERCK program prior to receipt by MERCK of a Novel Obesity-related Gene Package from ZNOMICS.

1.24           "Novel Obesity-related Genes" shall mean mammalian Druggable Genes, for which teleostian homologs have been identified in the Library during the Research Term, wherein the disruption of said teleostian homologs in zebrafish results (based on statistical significance compared with wild-type zebrafish controls) in either (a) altered fat mass; and/or (b) altered agouti~related protein ("AGRP") expression; and which Druggable Genes' link to obesity has not been reported in the literature and which Druggable Genes are not a MERCK Pre-existing Program.

1.25           "Novel Obesity-related Gene Package" means the package of information relating to and identifying Novel Obesity-related Genes provided by ZNOMICS to MERCK as more fully described in Section 3.1.

1.26           "Party" shall mean MERCK and ZNOMICS, individually, and "Parties" shall mean MERCK and ZNOMICS, collectively.

1.27           "Patent Rights" shall mean any and all patents and patent applications in the Territory

(which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) which are Controlled by ZNOMICS, including, but not limited to, those listed on Schedule 1.27, which: (i) claim or cover Novel Obesity-related Genes, Targets, Products, ZNOMICS Information and Inventions, or Joint Information and Inventions (or the use, development or manufacture of Novel Obesity-related Genes, Targets, Products, ZNOMICS Information and [nventions, or Joint Information and Inventions), and any Improvements related to the foregoing; or (ii) are divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.28           "Phase I Clinical Trial" shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.29           "Positive Identity Genes" shall mean Genes whose insertional mutation leads to changed fat mass or altered AGRP expression.

1.30           "Product(s)" shall mean any pharmaceutical or biological preparation in final form which is Directed to a Target.

1.31           "Regulatory Authority" shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing. reimbursement and/or pricing of a Product in the Territory, inclUding. in the United States, the United States Food and Drug Administration and any successor governmental authority having substantially the same function.

1.32           "Related Party" shall mean each of MERCK, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

1.33           "Research" shall mean the activities undertaken by ZNOMICS to identify and characterize potential novel drug targets for obesity and type II diabetes using zebrafish intellectual property for and on behalf of MERCK as set forth in Article 2 and Schedule 2.1.

1.34           "Research Milestone" shall mean each of the milestones achieved by either ZNOMICS or MERCK as more fully described in, as applicable, Section 5.2 or 5.4, respectively.

1.35           "Research Term" shall mean the duration of the Research and "Extended Research Term" shall mean any period of the Research as it may be extended by mutual agreement of the Parties, as described more fully in Section 2.6.

1.36           "Target" shall mean the peptide and/or protein encoded by a Novel Obesity-related Gene that is selected by MERCK for further evaluation including all expressed variants thereof.

1.37           "Territory" shall mean all of the countries in the world, and their territories and possessions.

1.38           "Third Party" shall mean an entity other than MERCK and its Related Parties, and ZNOMICS.

1.39           "Valid Patent Claim" shall mean a claim of an issued and unexpired patent included within the Patent Rights which claims a Product as a composition of matter, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, reexamination or disclaimer or otherwise.

1.40           "ZNOMICS Information and Inventions" shall mean all protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, resulting from the Research developed or invented solely by employees of ZNOMICS or other persons not employed by MERCK acting on behalf of ZNOMICS.

1.41           "ZNOMICS Know-How" shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, inventions (including without limitation ZNOMICS Information and Inventions and ZNOMICS rights in Joint Information and Inventions), know-how and trade secrets, patentable or otherwise. which during the term of this Agreement (i) are in the Control of ZNOMICS, (ii) are not generally known and (iii) are necessary or useful to MERCK in connection with the Research, and the research, development, manufacture, use or sale of Products in the Territory; excluding, however, any MERCK Know-How and the Final Report.

2.           RESEARCH

2.1           General

ZNOMICS and MERCK shall engage in the Research upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research are set forth in Schedule 2.1, which may be amended from time to time upon mutual written agreement by authorized representatives of the Parties.

2.2           Conduct of Research

ZNOMICS and MERCK shall engage in the Research upon the terms and conditions set forth in this Agreement The activities to be undertaken in the course of the Research are set forth in Schedule 2.1, which may be amended from time to time upon mutual written agreement by authorized representatives of the Parties.

ZNOMICS shall conduct the Research in compliance with all applicable laws, rules and regulations. In addition, if animals are used in research hereunder, ZNOMICS will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. MERCK encourages ZNOMICS to use the highest standards, such as those set forth in the Guide for the Care and Use of

Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Any animals which are used in the course of the Research, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes; provided, however, that these restrictions do not apply to any Library that is not utilized for the Research. ZNOMICS shall notify MERCK in writing of any deviations from applicable regulatory or legal requirements. ZNOMICS hereby certifies that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any person debarred under United States law, including but not limited to Section 21 USC 335a, in performing any portion of the Research. ZNOMICS shall not use human tissue in the performance of the Research.

ZNOMICS shall be entitled to utilize the services of Third Parties to perform its Research activities only upon MERCK's prior written consent or as specifically set forth in Schedule 2.1" Notwithstanding any such consent, ZNOMICS shall remain at all times fully liable for its respective responsibilities under the Research.

2.3           Use of Research Funding

ZNOMICS shall apply the research funding it receives from MERCK under this Agreement solely to carry out its Research activities in accordance with Schedule 2.1 and the terms and conditions of this Agreement.

2.4           Records and Reports

2.4.1           Records. ZNOMICS shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research by ZNOMICS.

2.4.2           Copies and Inspection of Records. MERCK shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of ZNOMICS referred to in Section 2.4.1. MERCK shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. MERCK shall have the right to arrange for its employees and/or consultants involved in the activities contemplated hereunder to visit the offices and laboratories of ZNOMICS and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research work and its results in detail with the technical personnel and consultants of ZNOMICS. Upon request, ZNOMICS shall provide copies of the records described in Section 2.4.1 above.

2.4.3           Final Report. Within thirty (30) days following the end of the Research Term, ZNOMICS shall proVide a written Final Report to MERCK. MERCK and its Affiliates shall be permitted to use information contained in such Final Report which use by MERCK shall be solely for the purpose of internal research, discovery and development, unless MERCK exercises the Non-Exclusive Option or Exclusive Option in accordance with Section 3.2. Such Final Report shall include the (a) nile red fat mass screen (or comparable screen approved by MERCK) validation data and assay description; (b) description of the AGRP in situ hybridization screen and data; and (c) a list of all Positive Identity Genes together with a list of all Novel Obesity-related Genes.

2.5           Research Information and Inventions

The entire right, title and interest in:

(a)           ZNOMICS Information and Inventions shall be owned solely by ZNOMICS;

(b)           MERCK Information and Inventions shall be owned solely by MERCK; and

(c)	Joint Information and Inventions shall be owned jointly by ZNOMICS and MERCK. Inventorship will be determined in accordance with United States patent laws.

ZNOMICS shall promptly disclose to MERCK in writing the development, making, conception or reduction to practice of ZNOMICS Information and Inventions and Joint Information and Inventions.

2.6           Research Term

Except as otherwise provided herein, the term of the Research shall commence on the Effective Date and continue for a period of one (1) year. The Parties may extend the term of the Research Term by mutual written agreement of the authorized representative of the Parties, and shall, in such case, amend Schedule 2.1 as applicable.

3.           EXCHANGE OF INFORMATION; LICENSE

3.1         Procedure for Novel Obesity-Related Gene Package

ZNOMICS shall prOVide written notice to MERCK that ZNOMICS has identified Novel Obesity-related Genes. Within thirty (30) days of receiving such notice, MERCK shall submit to the Escrow Agent a true and complete list of Merck Pre-existing Programs, and shall then notify ZNOMICS that ZNOMICS may send a list of Novel Obesity-related Genes ("Novel Obesityrelated Gene Package") to MERCK. The first Novel Obesity-related Gene Package will list not more than twenty (20) Novel Obesity-related Genes. ZNOMICS will promptly send the Novel Obesity-related Gene Package to MERCK. At MERCK's sale discretion, MERCK may request ZNOMICS to provide further Novel Obesity-related Gene Packages and MERCK shall further advise ZNOMICS of the maximum number of Novel Obesity-related Genes to be included in such package. ZNOMICS, to the extent it is able to, shall promptly send such subsequent Novel Obesity-related Gene Packages to MERCK. If at any time ZNOMICS believes that MERCK is working on a mammalian Druggable Gene that MERCK learned from ZNOMICS then the Escrow Agent may confirm if that mammalian Druggable Gene was on the MERCK Pre-existing Programs list.

3.2           Exercise of Option.

MERCK shall have the exclusive right to obtain an exclusive or non-exclusive license pursuant to Section 3.3 for any number of Novel Obesity-related Genes by exercising an Exclusive Option or Non-Exclusive Option for such Novel Obesity-related Genes pursuant to procedures set forth in this Section 3.2. MERCK may, at any time following receipt of a Novel Obesity-related Gene Package for a particular Novel Obesity-related Gene pursuant to Section 3.1, submit to ZNOMICS a written notification of MERCK's intent to obtain an license pursuant to Section 3.3.1 (an "Exclusive Option") or Section 3.3.2 (a "Non-Exclusive Option"). The Exclusive Option and Non-Exclusive Option are exclusive to Merck for the twenty (20) month period following receipt of a Novel Obesity-related Gene Package for a particular Novel Obesityrelated Gene. The determination of whether MERCK shall exercise an Exclusive Option or NonExclusive Option shall be at MERCK's sale discretion. In providing such written notice to ZNOMICS, MERCK shall supply to ZNOMICS written information sufficient to identify such Novel Obesity-related Gene. The Exclusive Option or Non-Exclusive Option for a particular Novel Obesity-related Gene, as applicable, shall be deemed to be exercised upon MERCK providing such written notice to ZNOMICS.

3.3           Licenses

3.3.1 Exclusive License Grant. Upon exercise by MERCK of an Exclusive Option pursuant to Section 3.2 for a particular Novel Obesity-related Gene, and subject to the terms and conditions set forth in this Section 3.3, ZNOMICS hereby grants to MERCK, an exclusive (even as to ZNOMICS) sublicenseable for the duration of the MERCK license, license to such Novel Obesity-related Gene in the Territory under the Patent Rights and ZNOMICS Know-how for any and all uses, including but not limited to, MERCK's activities in the research, discovery and development of biological and pharmaceutical products to make, have made, use, offer to sell, sell or import any Product Directed to the Target encoded by such Novel Obesity-Related Gene.

3.3.2 Non-Exclusive License Grant. Upon exercise by MERCK of a Non-Exclusive Option pursuant to Section 3.2 for a particular Novel Obesity-related Gene, and subject to the terms and conditions set forth in this Section 3.3, ZNOMICS hereby grants to MERCK, a nonexclusive license, sublicenseable to Affiliates of MERCK for the duration of the MERCK license, to such Novel Obesity-related Gene in the Territory under the Patent Rights and ZNOMICS KnOW-how for any and aU uses, including but not limited to MERCK's activities in the research, discovery and development of biological and pharmaceutical products to make, have made, use, offer to sell. sell or import any Product Directed to the Target encoded by such Novel Obesity-Related Gene. Such non-exclusive license shall be further sublicenseable by MERCK and its Affiliates to entities performing research for and on behalf of MERCK or its Affiliates.

3.4           Rights of MERCK to an Exclusive License.

ZNOMICS hereby grants MERCK the right of first refusal for MERCK to obtain an exclusive license for any Novel Obesity-related Genes, regardfess of whether MERCK has exercised a Non-Exclusive Option for such Novel Obesity-related Gene. Such right of first refusal shall be exercisable by MERCK for five (5) years following MERCK's receipt of the Novel Obesity-related Gene Package from ZNOMICS for any Novel Obesity-related Gene that is not already exclusively licensed to MERCK. ZNOMICS shall provide written notice to MERCK prior to entering into discussions with a Third Party with regard to granting any license or other rights to a Third Party to any Novel Obesity-related Gene. Thereafter, MERCK shall have sixty (60) days to provide written notice to ZNOMICS that it is exercising an Exclusive Option to such Novel Obesity~related Gene. Such Exclusive Option shall be exercised by MERCK pursuant to the procedures set forth in Section 3.2.

3.5           No Implied Licenses.

Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates.

3.6           Bankruptcy

All licenses and rights to licenses granted under or pursuant to this Agreement by ZNOMICS to MERCK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the' United States Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 (35A) of the Code. The Parties agree that MERCK. as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against ZNOMICS under the Code, MERCK shall be entitled to a complete duplicate of, or complete access to (as MERCK deems appropriate), any such intellectual property and all embodiments of such intellectual property_ Such intellectual property and all embodiments thereof shall be promptly delivered to MERCK (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by MERCK, unless ZNOMICS elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of ZNOMICS upon written request therefor by MERCK.

The foregoing provisions of this Section 3.6 are without prejudice to any rights MERCK may have arising under the Code or other applicable law.

4.           CONFIDENTIALITY AND PUBLICATION

4.1           Nondisclosure Obligation

All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(a)	is known by the receiving Party at the time of its receipt. and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

(b)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

(c)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

(d)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party's business records;

(e)
is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

(f)
is deemed necessary by MERCK to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for any and all purposes MERCK and its Affiliates deem necessary or advisable in the ordinary course of business for the research and development, manufacturing and/or marketing of the Product in accordance with this Agreement on the condition that such Third Parties agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than ten (10) years; or

(g)
is deemed necessary by counsel to the receiving Party to be disclosed to such Party's attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than ten (1 O) years.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general pUblic or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2           ZNOMICS Know-How

To the extent that ZNOMICS grants to MERCK an exclusive license to ZNOMICS Know-How, ZNOMICS agrees to keep all ZNOMICS Know-How confidential subject to exception (b) in Section 4.1 above.

4.3           Publication

(a) For twenty (20) months following MERCK's receipt of the Novel Obesity-related Gene Package from ZNOMICS, the Research results shall not be published unless published with the consent of both of the Parties. Authorship in publication(s) will be based on contributions of the Parties to the Research in accordance with academic standards and custom.

(b) The Parties agree to abide by the policies of journals in which publications will appear with respect to such matters as the public release or availability of data relating to the publication. Proper acknowledgment will be made for the contributions of each Party to the Research being published.

(c) Notwithstanding Section 4.3(a), after twenty (20) months following MERCK's receipt of the Novel Obesity-related Gene Package from ZNOMICS and subject to Section 4.3(d), ZNOMICS reserves the right to publish ZNOMICS Information and Inventions that are not Funded Patent Rights as defined in Section 7.1, and MERCK reserves the right to publish MERCK information and Inventions.

(d) Following twenty (20) months after MERCK's receipt of the Novel Obesity-related Gene Package from ZNOMICS, if ZNOMICS wishes to publish ZNOMICS Information and Invention that is not a Funded Patent Right, ZNOMICS shall notify MERCK and MERCK may, at MERCK's sale discretion, direct ZNOMICS to file for patent protection in accordance with Section 7.1. In such event, any publication relating to such Novel Obesity-related Gene shall be subject to joint publication in accordance with this Section 43(a).

(e) The Party wishing to make the publication shall provide a copy of the manuscript or abstract to the other Party at least sixty (60) days prior to submission of the manuscript or abstract for publication and the Party wishing to make an oral presentation shall provide a copy of the oral presentation to the other Party at least thirty (30) days prior to submission of the oral presentation. Within such specified periods, the non-disclosing Party shall advise the disclosing Party of, and the disclosing Party shall take, appropriate action to protect, as applicable, either ZNOMICS Information and Inventions or MERCK Information and Inventions, including delay, not to exceed an additional 30 days, of the pUblication or presentation to permit patent filings or modification of the publication or presentation to delete, as applicable, either ZNOMICS Information and Inventions or MERCK Information and Inventions. Until this publication process is completed or, if applicable, confidentiality is specifically waived under Section 4, the ZNOMICS Information and Inventions and MERCK Information and Inventions shall be kept confidential.

4.4           Publicity/Use of Names

4.4.1 Except as set forth in 4.4.2, no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

4.4.2 Notwithstanding the provisions of Section 4.4.1, ZNOMICS may issue a press release upon the full execution of this Agreement, the final form of which will be subject to the prior written approval of MERCK prior to its release to the public, such approval not to be unreasonably withheld, conditioned, or delayed. The press release shall not disclose any financial terms of this Agreement. The press release shall be issued not later than four (4) weeks after the Effective Date of this Agreement. For other public disclosures relating to this Agreement or the Parties' relationship under this Agreement ("Proposed Disclosures"), including without limitation maintenance and disclosure of a list of licensees or presentations at a professional conference, ZNOMICS may publicly disclose only such information as was previously disclosed in the press release approved by MERCK or a prior Proposed Disclosure. Notwithstanding the above, either Party may disclose the terms of this Agreement to accredited investors, investment bankers, or potential acquirers or merger candidate in the context of the due diligence investigations of such Party, provided that the party to which such information is disclosed is subject to a nondisclosure obligation no less stringent that that specified in Section 4.1.

5.           RESEARCH MILESTONE AND LICENSE PAYMENTS

5.1           Research Funding

5.1.1 In consideration for ZNOMICS's performance of its obligations under the Research, upon the terms and conditions contained herein, MERCK shall pay ZNOMICS an amount equal to four hundred ten thousand dollars ($410,000), payable in four (4) installments as follows:

(a)	One hundred thousand dollars ($100,000) within thirty (30) days of the Effective Date and MERCK's receipt of an invoice from ZNOMICS;

(b)	One hundred thousand dollars ($100,000) within thirty (30) days of the three month anniversary of the Effective Date and MERCK's receipt of an invoice from ZNOMICS;

(c)	One hundred thousand dollars ($100,000) within thirty (30) days of the six month anniversary of the Effective Date and MERCK's receipt of an invoice from ZNOMICS;

(d)	One hundred ten thousand dollars ($110,000) within thirty (30) days of MERCK's receipt of the Final Report delivered pursuant to Section 2.4.3 and an invoice from ZNOMICS.

5.1.2 Any and all invoices required pursuant to this Section 5.1.1 shall be addressed to MERCK as set forth in Section 9.4.

5.2           Payments for ZNOMICS Research Milestones.

5.2.1 Subject to the terms and conditions in this Agreement, MERCK shall pay to ZNOMICS certain Research Milestone payments as outlined as follows:

(a) Research Milestone 1. Twenty-five thousand dollars ($25,000) upon (a) successful identification and validation of the nile red fat mass assay (or comparable screen approved by MERCK) and the quantitation of a fat mass phenotype in zebrafish due to (i) an insertional mutation in a zebrafish gene; or (ii) fasting: (b) documentation of significantly altered fat mass (or comparable phenotype screen approved by MERCK); and (c) the ability to screen the Library. Research Milestone 1 shall by payable by MERCK only once.

(b) Research Milestone 2. Five thousand dollars ($5,000) per Positive Identity Gene identified to MERCK by ZNOMICS. not to exceed a total of seventy-five thousand dollars ($75,000), upon completion of all of the following: (a) screening the Library; (b) isolating and cloning of all Positive Identity Genes in the Library; (c) breeding of stable zebrafish that contain the Positive Identity Genes, and (d) a Final Report as described in Section 2.4.3.

5.2.2 ZNOMICS shall notify MERCK in writing within thirty (30) days following achievement of each of Research Milestones 1 and 2. MERCK shall make each of the appropriate Research Milestone payments within thirty (30) days after notification of such Research Milestone.

5.3           License Fees

Upon exercise of the Option for a particular Novel Obesity-related Gene and upon the terms and conditions contained herein, MERCK shall pay to ZNOMICS the following amounts:

(a)  Fifteen thousand dollars ($15,000) per Novel Obesity-related Gene per year for a non-exclusive license pursuant to Section 3.3.2.

(b)  One hundred thousand dollars ($100,000) per Novel Obesity-related Gene per year for an exclusive license pursuant to Section 3.3.1.

(c)  The license fees set forth in Sections 5.3(a) and (b) shall be payable within thirty (30) days after the exercise by MERCK of the Exclusive Option or Non-Exclusive Option pursuant to Section 3.2 for any such Novel Obesity-related Gene, and thereafter within thirty (30) days after the commencement of the Calendar Year following the exercise of such Exclusive Option or Non-Exclusive Option. MERCK's obligation to pay such license fee shall expire upon the later of (i) expiration of the last to expire Valid Patent Claim covering a Product Directed to the Target encoded by such Novel Obesity-related Gene; or (ii) five (5) years after the First Commercial Sale of a Product Directed to the Target encoded by such Novel Obesity-related Gene.

5.4           Payments for MERCK Research Milestones

Subject to the terms and conditions of this Agreement, MERCK shall pay to ZNOMICS the following Research Milestone payments:

(a)
Ten thousand dollars ($10,000) per Target upon the earlier of (a) validation by MERCK in a mouse model that the Target confirms the role of the licensed Novel Obesity-related Gene; or (b) at the end of two years if MERCK is pursuing validation in a mouse model that the Target confirms the role of the selected Novel Obesity-related Genes. Research Milestone 3 shall be payable by MERCK only once per Novel Obesity-related Gene.

(b)	One hundred thousand dollars ($100,000) per Target entering HTS by or on behalf of MERCK.

(c)	Two hundred fifty thousand dollars ($250,000) per Target for a Product Initiated into a Phase I Clinical Trial.

MERCK shall notify ZNOMICS in writing within thirty (30) days following the achievement of each of Research Milestones 3, 4, and 5. MERCK shall make the appropriate Research Milestone payments within thirty (30) days after the achievement of such Research Milestones.

The Research Milestone payments pursuant to this Section 5.4 shaH be payable only upon the initial achievement of such Research Milestone for each Target and no amounts shall be due hereunder for subsequent or repeated achievement of such Research Milestone for that Target.

6.           REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties

ZNOMICS represents and warrants to MERCK that as of the date of this Agreement:

(a)           to the best of ZNOMICS's knowledge, the Patent Rights and ZNOMICS Know- How exist and are not invalid or unenforceable, in whole or in part;

(b)           it has the full right, power and authority to enter into this Agreement, to perform the Research and to grant the licenses granted under Article 3 hereof;

(c)           it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Patent Rights or ZNOMICS Know-How;

(d)           to the best of ZNOMICS's knowledge, it is the sale and exclusive owner of the Patent Rights and ZNOMICS Know-How, all of which are (and shall be, in the case of ZNOMICS Information and Inventions) free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has or shall have any claim of ownership whatsoever with respect to the Patent Rights and ZNOMICS Know-How;

(e)           to the best of ZNOMICS's knowledge, the exercise of the license granted to MERCK to the Novel Obesity-related Genes under the Patent Rights and ZNOMICS Know-How, including without limitation the development, manufacture, use, sale and import of Compound and Products do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party; and

(f)           there are no claims, judgments or settlements against or owed by ZNOMICS and no pending or threatened claims or litigation relating to the Patent Rights and ZNOMICS Know-How.

7.           PATENT PROVISIONS

7.1           Filing, Prosecution and Maintenance of Patents

7.1.1  For Novel Obesity-related Genes for which (a) MERCK has obtained an exclusive license; or (b) MERCK directs ZNOMICS in writing to file a patent application, ZNOMICS agrees to file, prosecute and maintain in Major Market Countries, or other countries upon the mutual written agreement of the Parties, at MERCK's reasonable cost and expense and upon appropriate consultation with MERCK, the Patent Rights under this Agreement ("Funded Patent Rights"); provided, however, that with respect to Joint Information and Inventions, MERCK shall have the first right to file patent applications. With respect to ZNOMICS Information and Inventions that are not Funded Patent Rights, ZNOMICS may elect not to file and if so,

ZNOMICS shall notify MERCK and MERCK shall have the right to file such patent applications. In such event, ZNOMICS shall execute such documents and perform such acts at ZNOMICS's expense as may be reasonably necessary to effect an assignment of such Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance. In each case, the filing Party shall give the non-filing Party an opportunity to review the text of the application before filing, shall consult with the non-filing Party with respect thereto, and shall supply the non-filing Party with a copy of the application as filed, together with notice of its filing date and serial number. ZNOMICS shall keep MERCK advised of the status of the actual and prospective patent filings and, upon MERCK's request, shall provide advance copies of any papers related to the filing, prosecution and maintenance of such patent filings. ZNOMICS shall promptly give notice to MERCK of the grant, lapse, revocation, surrender, invalidation or abandonment of any Funded Patent Rights for which ZNOMICS is responsible for the filing, prosecution and maintenance.

7.1.2 For any Novel Obesity-related Gene that MERCK has licensed on a non-exclusive basis, MERCK shall not be required to reimburse ZNOMICS for the preparation, filing, prosecution and maintenance of such Patent Rights unless MERCK elects to exercise its Exclusive Option for such Novel Obesity-related Gene or unless MERCK direct ZNOMICS in writing to file a patent application, in which case the provisions of Section 7.1.1 shall apply.

7.1.3 MERCK shall cease payment for the preparation, filing, prosecution and maintenance of Funded Patent Rights upon expiration or termination of (a) the corresponding exclusive license for any Novel Obesity-related Gene; or (b) the corresponding non-exclusive license regarding which MERCK has directed ZNOMICS to file patent protection.

7.1.4 Upon the granting of a non-exclusive license for Funded Patent Rights by ZNOMICS to a Third Party, ZNOMICS shall reimburse MERCK the pm-rata share of the preparation, filing, prosecution and maintenance of such Funded Patent Rights.

7.1.5 MERCK, at its sale discretion, may, upon reasonable advance notice to ZNOMICS, cease payment for the preparation, filing, prosecution and maintenance of Funded Patent Rights for any Novel Obesity-related Genethat MERCK has not licensed on an exclusive basis. In such event, ZNOMICS shall have the right to continue the preparation, filing, prosecution and maintenance of Funded Patent Rights at its own cost and expense, or to discontinue such activities.

7.2           Option of MERCK to Prosecute and Maintain Patents

ZNOMICS shall give notice to MERCK of any desire to cease prosecution and/or maintenance of Funded Patent Rights on a country by country basis in the Territory and, in such case, shall permit MERCK, in its sole discretion, to continue prosecution or maintenance of such Patent Rights at its own expense. If MERCK elects to continue prosecution or maintenance or to file based on ZNOMICS's election not to file pursuant to Section 7.1 above, ZNOMICS shall execute such documents and perform such acts at ZNOMICS's expense as may be reasonably necessary to effect an assignment of such Funded Patent Rights to MERCK in a timely manner to allow MERCK to continue such prosecution or maintenance.

7.3           Interference, Opposition, Reexamination and Reissue

For Funded Patent Rights,

(a)           ZNOMICS shall, within ten (10) days of learning of such event, inform MERCK of any request for, or filing or declaration of, any interference, opposition, reissue or reexamination relating to Funded Patent Rights. MERCK and ZNOMICS shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MERCK shall have the right to review and approve any submission to be made in connection with such proceeding.

(b)           ZNOMICS shall not initiate any reexamination, interference or reissue proceeding relating to Funded Patent Rights without the prior written consent of MERCK, which consent shall not be unreasonably withheld.

(c) In connection with any interference, opposition, reissue, or reexamination proceeding relating to Funded Patent Rights, MERCK and ZNOMICS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. ZNOMICS shall keep MERCK informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)           ZNOMICS shall bear the expense, if ZNOMICS elects to engage in such proceedings, of any interference, opposition, reexamination, or reissue proceeding relating to Funded Patent Rights. ZNOMICS shall inform MERCK of its decisions on such proceedings promptly after the decisions are made. MERCK may elect to bear the expense of engaging in any interference, opposition, reexamination or reissue proceeding relating to Funded Patent Rights if ZNOMMICS elects not to engage in such proceedings.

7.4           Enforcement and Defense

(a)           For Funded Patent Rights, ZNOMICS shall give MERCK notice of either (i) any infringement of Funded Patent Rights, or (ii) any misappropriation or misuse of ZNOMICS Know-How, that may come to ZNOMICS's attention. MERCK and ZNOMICS shall thereafter consult and cooperate fUlly to determine a course of action, including but not limited to the commencement of legal action by either or both MERCK and ZNOMICS. to terminate any infringement of Funded Patent Rights or any misappropriation or misuse of ZNOMICS Know-How. However, ZNOMICS. upon notice to MERCK, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of ZNOMICS and MERCK, or to control the defense of any declaratory judgment action relating to Funded Patent Rights or ZNOMICS Know-How. ZNOMICS shall promptly inform MERCK if it elects not to exercise such first right and MERCK shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of MERCK and, if necessary, ZNOMICS. Each Party shall have the right to be represented by counsel of its own choice.

(b)            In the event that ZNOMICS elects not to initiate and prosecute an action as provided in paragraph (a), and MERCK elects to do so, the costs of any agreed-upon course of action to terminate infringement of Funded Patent Rights or misappropriation or misuse of ZNOMICS Know-How, including without limitation the costs of any legal action commenced or the defense of any declaratory judgment, shall be shared equally by ZNOMICS and MERCK.

(c)           For any action to terminate any infringement of Funded Patent Rights or any misappropriation or misuse of ZNOMICS Know-How, in the event that MERCK is unable to initiate or prosecute such action solely in its own name, ZNOMICS will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MERCK to initiate litigation to prosecute and maintain such action. In connection with any action, MERCK and ZNOMICS will cooperate fully and will provide each other with any information or assistance that either may reasonably request. Each Party shall keep the other informed of developments in any action or proceeding, including, to the extent permissible by law, consultation on and approval of any settlement, the status of any settlement negotiations and the terms of any offer related thereto.

(d)           Any recovery obtained by either or both MERCK and ZNOMICS in connection with or as a result of any action contemplated by this Section, whether by settlement or otherwise, shall be shared in order as follows:

(i) the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii) the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

(e)           ZNOMICS shall inform MERCK of any certification regarding any Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A}(iv) or U)(2)(A)(vii)(IV) or its successor provisions, or any similar provisions in a country in the Territory other than the United States, and shall provide MERCK with a copy of such certification within five (5) days of receipt. ZNOMICS's and MERCK's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in paragraphs 7.4 (a)-(d) hereof; provided, however, that ZNOMICS shall exercise its first right to initiate and prosecute any action and shall inform MERCK of such decision within ten (10) days of receipt of the certification, after which time MERCK shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Partjes shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action.

7.5           Patent Term Restoration

The Parties hereto shall cooperate with each other, including without limitation to provide necessary information and assistance as the other Party may reasonably request, in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Funded Patent Rights. In the event that elections with

8.           TERM AND TERMINATION

8.1           Term and Expiration

This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3.1 below, this Agreement shall continue in effect until the later of (i) the last to expire of the Patent Rights; or (ii) on a Novel Obesity-related Gene by Novel Obesity-related Gene basis for five (5) years after exercise by MERCK of a Non-Exclusive Option or Exclusive Option for such Novel Obesity·retated Gene pursuant to Section 3.2. Upon expiration of this Agreement, MERCK's licenses pursuant to Section 3 and 3.3.2 shall become fully paid··up, perpetual licenses.

8.2           Termination by MERCK

Notwithstanding anything contained herein to the contrary, MERCK shall have the right to terminate this Agreement in its entirety or on a Novel Obesity-Related Gene by Novel Obesity-related Gene basis at any time following twelve (12) months after the Effective Date in its sale discretion by giving ninety (90) days' advance written notice to ZNOMICS. No later than thirty (30) days after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof; provided, however, that MERCK may retain any Information reasonably necessary for MERCK's continued practice under any Iicense(s) which do not terminate pursuant to this Section, and each Party may keep one copy of Information received from the other Party in its confidential files for record purposes. In the event of termination under this Section 8.2: (i) MERCK shall pay all amounts then due and owing as of the termination date and MERCK shall not be obligated to pay any license fees that would be payable after such termination; and (ii) except for the surviving provisions set forth in Section 8.4 hereof, the rights and obligations of the parties hereunder shall terminate as of the date of such termination; provided, however, that MERCK shall have a fUlly paid-up non-exclusive license to use ZNOMICS Information and Inventions and ZNOMICS' interest in Joint Information and Inventions for research purposes only.

8.3           Termination for Cause

8.3.1 Cause for Termination. This Agreement may be terminated at any time during the term of this Agreement upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within ninety (90) days after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, the ninety (90) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.6 hereof.

licenses pursuant to Sections 3 and 3.3.2 shall become fully paid-up, perpetual licenses and ZNOMICS shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to MERCK all Information in tangible form. If ZNOMICS terminates this Agreement under Section 8.3.1, MERCK's licenses pursuant to Sections 3 and 3.3.2 shall terminate as of such termination date and MERCK shall, within thirty (30) days after the effective date of such termination, return or cause to be returned to ZNOMICS all Information in tangible form and substances or compositions delivered or provided by ZNOMICS, as well as any other material provided by ZNOMICS in any medium.

8.4           Effect of Expiration or Termination; Survival

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for ten (10) years after the date of a particular disclosure of Information. In addition, the provisions of Section 5.4 and Articles 1, 4, 6, 7, 8, and 9 (except for Section 9.2) shall survive any expiration or termination of this Agreement.

9.           MISCELLANEOUS

9.1           Force Majeure

Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (Whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

9.2           Assignment

Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that MERCK may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 9.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

9.3           Severability

If anyone or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.4           Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Znomics, to:	Znomics, Inc.
2611 SW 3rd Avenue
Suite 200
Portland, OR 97201
Attention: Richard Sessions, CEO
Facsimile No.:503/228-3290

and:	Attention: Steve Lieberman
Rothwell, Figg, Ernst & Manbeck
1425 K Street, N.W.,
Suite 800
Washington, DC 20005
Facsimile No.: 202/783-6031

If to MERCK, to:	Merck & Co., Inc.
156 E. Lincoln Highway
Rahway, New Jersey 07086
Attention: Tung Ming Fong, Ph.D.
Director Metabolic Disorders
Metabolic Disorders – Diabetes
Facsimile No.: (732) 594-3337

And	Merck & Co., Inc.
One Merck Drive
P.O. Box 100
With copy to:	Whitehouse Station, NJ 08889-0100
Attention: Office of Secretary
Facsimile No.: (908) 735-1246

Invoices:	Tung Ming Fong, Ph.D.
Director Metabolic Disorders
Metabolic Disorders – Diabetes
Merck & Co., Inc.
156 E. Lincoln Highway
Rahway, New Jersey 07086
Facsimile No.: (732) 594-3337

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

9.5           Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and the patent laws of the United States, without reference to any rules of conflict of laws or renvoi.

9.6           Dispute Resolution

9.6.1
The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an "Excluded Claim" shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and

Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

9.6.2
The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator; and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

9.6.3
Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' fees and any administrative fees of arbitration.

9.6.4
Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

9.6.5
The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

9.6.6
As used in this Section, the term "Excluded Claim" shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.7           Entire Agreement; Amendments

This Agreement contains the entire understanding of the Parties with respect to the Research and the licenses granted hereunder. Any other express or implied agreements and understandings, either oral or written, with regard to the Research or the licenses granted hereunder are superseded by the terms of this Agreement. The Parties expressly agree that the Fee for Service Agreement dated December 20, 2004 for the characterization of zebrafish by ZNOMICS on behalf of MERCK shall remain in full force and effect and is not superceded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

9.8           Headings

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.9           Independent Contractors

It is expressly agreed that ZNOMICS and MERCK shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither ZNOMICS nor MERCK shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.10 Waiver

The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party, whether of a similar nature or otherwise.

9.11 Cumulative Remedies

No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.12 Waiver of Rule of Construction

Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.13 Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MERCK & CO., INC.	ZNOMICS, INC.

BY: _________________________	BY: /s/ Richard Sessions

TITLE:	TITLE: Chief Executive Officer

DATE: 27-OCT-2005	DATE: October 4, 2005

SCHEDULES

SCHEDULE 1.27    PATENT RIGHTS
(This schedule is blank at the date and time of execution of this agreement.)

SCHEDULE 2.1   RESEARCH

Znomics Work Plan

Scientific Rationale

Obesity is a major disease area with few good therapeutics available. Likewise, type II diabetes is a chronic debilitating disease that has increased dramatically in incidence, and that is in need of better therapeutics. Obesity and diabetes are complex metabolic dosiorders that cannot be modeled well in cell culture. Thus, identification of novel drug targets for this class of disorders might be facilitated by the use of in vivo model systems. The zebrafish is an ideal organism because 1) Znomics and others have recently demonstrated that several of the central components of the adipostat appear to be conserved and functionally involved in energy regulation in the zebrafish (see Song et aI., below) and 2) genetic methods developed specifically for the zebrafish allow scientists to perform whole genome forward mutagenesis, thus enabling the identification of genes involved in defined physiological processes. The AGRP gene is the gene most potently upregulated by fasting and decreasing leptin levels. Thus, regulation of this gene is an outstanding marker for factors that impact upon the adipostat and the ability of the adipostat to sense metabolic state. Znomics is capable of implementing efficient refroviralmediated mutagenesis and rapid gene recovery in the zebrafish.

Objective

Research Collaboration Agreement between Merck and Znomics under which Znomics will identify and characte11ze potential novel drug targets for obesity and type II diabetes using zebrafish intellectual property for and on behalf of Merck.

Scientific Plan and Research Strategy

I. Cloning and Characterization of the Zebrafish AGRP Gene(completed)

Znomics has aleady cloned the zebrafish AGRP gene, and demonstrated that this gene is l) expressed specifically in the tuberal nucleus of the fish brain (arcuate nucleus), and 2) is regulated by metabolic state. Thus, an assay based upon eithcr the basal or fasting-induced upregulation of hypothalamic AGRP mRNA would identify genes involved in several aspects of this critical circuit requircd for energy homeostasis.

2. Development of a recessive screen for genes supporting AGRP expressionlj'unction by Znomics

Haploid zebrafish can be created by fertilization of eggs with irradiated sperm, and develop normally for several days. Znomics has already demonstrated that normal AGRP mRNA expression is seen in the tuberal nucleus of 2-3 day-old haploid fish (fish become free-living and free-feeding at day 3-5 post-feltilization). Additionally, Znomics is currently testing diploid matemal homozygote fish (created by application of early pressure after fertilizaiton) for fastinginduced upregulation of AGRP.

3. Screening

Znomics' Library is a viral insertional library of zebrafish in which every gene is mutated by viral inseltion. If a gene is involved in the POMC-AGRP pathway, disruption of that gene by the viral insertion is expected to alter the AGRP expression level. An AGRP whole mount in situ hybridization will be used to screen the ZeneMark library to identify genes that are involved in the ACRP pathway.

Once female fish from the ZeneMark library have matured (8-10 weeks), their eggs will harvested, fertilized with inadiated sperm to create haploid fish, or fertilized and subjected to early pressure treatment, creating diploid embryos homozygous for the retroviral insertions,. Screening will be done by several technicians using whole mount in situ hybridization with digoxygenin-labelled AGRP anti-sense probe and standard fluorescence microscopy to identify mutants with perturbations in basal or fasting-induced AGRP expression. Identifying disrupted genes that affect AGRP can then be done by performing a Southern blot on the clutch of embryos. When probed with labeled viral DNA, those embryos with the mutant phenotype will have one band in common that the non--phenotypic embryos do not have (i.e., the phenotype is linked to the band). <?xml:namespace prefix = o ns = "urn:schemas-microsoft-com:office:office" />

1)  Cloning of the linked retroviral insert then takes 1-2 weeks on average.

2) Outbreeding the injected founder female to a wild type zebrafish can make stable lines of those retroviral insertions that disrupt AGRP expression. These lines will then be further characterized to discern the biological/physiological role of the disrupted genes.

In parallel with the AGRP in situ hybridization screen, a second phenotypic screen of the ZeneMark Library is being developed which is based on Nile Ted staining of fat tissues of each founder fish. Validation on the quantitative aspect of the fat staining is on-going. Upon reaching the Research Milestone 1 (see agreement), the Nile red staining will be incorporated in the ZeneMark Library screening. It is expected that such a phenotypic screen will ensure the identification of obesity-related genes that may not modulate AGRP expression.

4. Analysis of screening data and follow-up studies

Upon (a) completion of screening the ZeneMark Library; (b) isolating and cloning of all positive identity genes in the library and (c) breeding of stable zebrafish that containing the disrupted positive identity gene, Znomics will carry out genetic pathway analysis, and confirmation of genes identified. These studies will answer whether the zebrafish genes have mammalian homo logs, whether the genes are blown obesity genes, and whether the genes have known functions.

Znomics will send a research report containing a summary of the screening data, a list of Positive Identity Genes, the follow up analysis of Positive Identity Genes, and a list of Novel Obesity related Genes (documentation for Research Milestone 2).

4. Research at A1erck

Upon evaluation of the list of Novel Obesity-related Genes, Merck may decide to further validate the gene, studying knock out mice of the Novel Obesity-related Gene to document whether the disl1lption of the gene in a KO mouse model will lead to an obese or lean phenotype in homozygous mice that is significantly different from wild type litter mates (Research Milestone 3).

Bibliography

Golling et aI., Insertional mutagenesis in zebrafish rapidly identifies genes essential for vertebrate development. Nature Genetics 31,135-140,2002.

In this manuscript, Greg Golling, now a senior scientist at Znomics, first demonstrated on a large scale the power of the retroviral insertional mutagenesis system by identifying close to 500 genes involved in development, and rapidly cloning 75 of those genes. Znomics can now apply this procedure to identification of disease genes and drug targets. Dr. Galling would be a likely project leader for such a collaboration.

Song et aI., Agouti-Related Protein (AGRP) Is Conserved and Regulated by Metabolic State in the Zebrafish, Dllnio rerio

This manuscript demonstrates that AGRP is conserved in the zebrafish and is upregulated by fasting. Furthermore, this manuscript serves as the basis for the forward genetic analysis of AGRP signaling, since it demonstrates that whole mount in situ hybridization can be readily used to characterize AGRP expression with a low false negative rate.